A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements Nos. 333-127717 and 333-136728 on Form S-8 and Nos. 333-140246 and 333-141934 on Form S-3 of our report dated September 23, 2010, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended, which report appears in the Form 10-K filing for IsoRay, Inc. to be filed on or about September 27, 2010.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
September 23, 2010